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                                                                    EXHIBIT 99.2

We, or our executive officers and directors on our behalf, may from time to time make "forward looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements may be contained in reports and other documents that we file with the SEC or may be oral statements made by our executive officers and directors to the press, potential investors, securities analysts and others. These forward looking statements could involve, among other things, statements regarding the Company's intent, belief or expectation with respect to:

     -    our results of operations and financial condition,
     - the consummation of acquisitions and financial transactions and their effect on our business, and
     -    our plans and objectives for future operations and expansion.

Any forward looking statements would be subject to risks and uncertainties that could cause our actual results of operations, financial condition, acquisitions, financing transactions, operations, expansion and other events to differ materially from those expressed or implied in such forward looking statements. Any forward looking statements would be subject to a number of assumptions regarding, among other things, future economic, competitive and market conditions generally. These assumptions would be based on facts and conditions as they exist at the time the forward looking statements are made as well as predictions as to future facts and conditions. These future facts and conditions may be difficult for us to predict accurately and may involve the assessment of events beyond our control. Further, our business is subject to a number of risks that would affect any such forward looking statements. These risks include, among other things, the following:

   WE HAVE SUBSTANTIAL LEVERAGE

   We have a substantial amount of debt outstanding, which could adversely affect our financial health. Despite current indebtedness levels, we and our subsidiaries may incur substantial additional debt in the future. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

   Our substantial amount of debt could have important consequences for you. For example, it could:

     - limit our ability to obtain additional financing, if we need it, for working capital, capital expenditures, acquisitions, debt service requirements or other purposes;
     - increase our vulnerability to adverse economic and industry conditions;
     - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities or other purposes;
     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and
     - place us at a competitive disadvantage compared to our competitors that have less debt.

   To service our indebtedness, we will require a significant amount of cash. Our ability to make payments on our debt and to fund planned capital expenditures and acquisitions will depend on our future operating performance and on our ability to successfully implement our business strategy. Prevailing general economic conditions and financial, business, regulatory and other factors, many of which are beyond our control, will affect our ability to make these payments. If future cash flow is not sufficient to make scheduled payments on our debt, we will need to refinance all or a portion of our debt before maturity, obtain additional financing, delay planned acquisitions and capital expenditures, or sell assets. Any such event could have a material adverse effect on our business, financial condition and results of operations.

   OUR OPERATING COMPANIES DO NOT HAVE A COMBINED OPERATING HISTORY; WE MAY BE UNSUCCESSFUL INTEGRATING THEIR DECENTRALIZED OPERATIONS

   Our company was founded in March 1998 but conducted no operations and generated no revenue until we completed the initial public offering, or IPO, of our common stock in August 1998. We acquired 14 groups of companies, which we refer to as the Founding Companies, concurrently with the completion of our IPO and have acquired an additional 16 operating companies, or groups of companies, since the IPO through December 31, 1999. Our operating companies were separate independent entities before we acquired them and to a certain extent they continue to operate as independent entities because we conduct our operations on a decentralized basis. The integration of our operating companies, while allowing them to retain decentralized operations and management, is important to our operating and growth strategies and the achievement of efficiencies in our combined operations. We may not be able to integrate the operations or the necessary systems and procedures, including accounting and financial reporting systems and project management systems, to manage effectively the combined enterprise. Certain members of our management group have only recently joined our company and there can be no assurance that the management group will be able to implement our acquisition and operating strategies. We cannot assure you that we will be able to establish, maintain or increase the profitability of the operating companies. Our financial statements include results of operations for certain operating companies when they were not


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   under common control or management. As a result, our financial statements may not be indicative of our future results of operations. Any failure by our management group to implement our strategies, integrate the operating companies without substantial costs, delays or other operational or financial difficulties, or effectively oversee the combined entity could have a material adverse effect on our business, financial condition and results of operations.

   WE MAY BE UNABLE TO COMPLETE AND FINANCE ACQUISITIONS

   We have completed a significant number of acquisitions since the IPO and we intend to continue to grow through acquisitions. Our acquisition strategy entails reviewing acquired business operations, corporate infrastructure and systems and financial controls. Unforeseen expenses, difficulties, complications and delays frequently encountered in connection with the rapid expansion of operations could inhibit our growth or adversely affect our financial performance.

   We cannot assure you that we will maintain or accelerate our growth or anticipate all of the changing demands that expanding operations will impose on our management, personnel, operational and management information systems and financial systems. We may not be able to identify, acquire or manage profitably additional businesses or to integrate successfully any acquired businesses without substantial costs, delays or other operational or financial difficulties. Any of these occurrences could have a material adverse effect on our business, financial condition and results of operations.

   We cannot predict the timing, size and success of our acquisition efforts and any associated capital commitments. We currently intend to finance future acquisitions with bank borrowings, shares of our common stock, internally generated funds or a combination of common stock and cash. If our common stock does not maintain a sufficient market value, or if potential acquisition candidates are otherwise unwilling to accept common stock as part of the consideration for the sale of their businesses, we may be required to utilize more of our cash resources or borrowings to maintain our acquisition program. In addition, our acquisitions typically provide for the sellers to receive contingent consideration, which is only paid if the acquired companies achieve certain operating results. These payments could be substantial.


   WE MAY BE UNABLE TO GENERATE INTERNAL GROWTH

   Our ability to grow will be affected by various factors, including demand for rail system services and products, our success in bidding on new projects, the success of our cross-selling efforts and our ability to develop a national accounts program. Our growth may also depend on increased outsourcing by rail system operators. Many of these factors are beyond our control. Our strategies may not be successful or we may be unable to generate cash flow adequate for combined operations and to support internal growth. The senior managers of the operating companies retain responsibility for day-to-day operations. If proper business controls are not implemented and maintained, this decentralized operating strategy could result in inconsistent operating and financial practices of the operating companies, which could have a material adverse effect on our business, financial condition and results of operations.

   WE HAVE BEEN DEPENDENT ON CERTAIN CUSTOMERS

   We derived approximately 41.9% of our revenue for the year ended December 31, 1999 from our top ten customers. Approximately 17.7% of our 1999 revenue was derived from projects undertaken for the New York City Transit Authority, which we refer to as NYCTA. These projects were undertaken under a number of separate contracts. If the NYCTA were to significantly reduce the amount of business that it does with us or determine not to do business with us in the future, it would have a material adverse effect on our business, financial condition and results of operations.

   CERTAIN OPERATING COMPANIES HAVE A HISTORY OF LOSSES

   From time to time, primarily due to industry cyclicality and uncertainties inherent in the competitive bidding process, certain of our operating companies have experienced net losses. See "-- Our Fixed Price Contracts Expose us to Significant Risks" below. We cannot assure you that we or our operating companies will be profitable in the future.

   WE FACE INTENSE COMPETITION

   The rail system services and products industry is highly competitive. Numerous companies provide services to transit authorities, construct and repair rail systems or sell related products or supplies, and some of these companies operate in more than one of these lines of business. Some of our competitors have greater resources than we have, may also provide a broad range of services and products, and may have sufficient bonding capacity and other resources to undertake large projects. Any inability to compete successfully against our existing and future competitors would have a material adverse effect on our business, financial condition and results of operations. Certain of our operating companies also provide electrical contracting services to non-rail industrial and commercial customers. While we believe that we currently compete effectively in the non-rail electrical contracting business, this


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   industry is highly competitive and is served by small, owner-operated private companies, public companies and several large regional companies. Additionally, we could face competition in the future from other competitors entering our markets.

   WE ARE DEPENDENT ON PUBLIC SECTOR CONTRACTS AND FUNDING

   The rail system services and products business involves contracts that are supported by funding from federal, state and local governmental agencies, as well as contracts with such agencies, which we refer to as public sector contracts. Public sector contracts are subject to detailed regulatory requirements and public policies, as well as funding priorities. These contracts may be conditioned upon the continuing availability of public funds; the availability of public funds depends upon lengthy and complex budgetary procedures. These contracts may also be subject to significant pricing constraints. Moreover, public sector contracts may generally be terminated for reasons beyond the control of the contractor, including when such termination is in the best interests of the governmental agency. We cannot assure you that these factors or others unique to public sector contracts will not have a material adverse effect on our business, financial condition and results of operations.

   OUR FIXED PRICE CONTRACTS EXPOSE US TO SIGNIFICANT RISKS

   Fixed price contracts are typically awarded in the rail system services industry pursuant to a competitive bidding process. In compiling our bid on a particular project, we must estimate the time it will take to complete the project, along with the project's labor and supply costs. These costs may be affected by a variety of factors, some of which may be beyond our control. If we cannot accurately predict the costs of fixed price contracts, certain projects could have lower margins than anticipated or we could suffer losses on the projects. Lower margins and losses could have a material adverse effect on our business, financial condition and results of operations.

   WE RELY ON SUBCONTRACTORS AND SUPPLIERS

   We generally perform electrical contracting services for transit signaling and communication systems as a subcontractor to companies that design the systems and manufacture or purchase the necessary equipment. In other instances, we act as the prime contractor and subcontract the design of the signal or communication system and necessary equipment. When we are a prime contractor for such projects, we generally require subcontractors to post performance bonds. We may not require a subcontractor to post a performance bond in situations where (1) the subcontractor has strong experience with a specific type of project and demonstrates financial stability and (2) the customer does not require bonds from us as prime contractor. We sometimes depend upon the subcontractor to perform design and other services and provide equipment. For certain projects only a limited number of companies can perform the subcontract if the initial subcontractor defaults. As a result, we depend upon our subcontractors to perform under the subcontracts. Further, the major components of signaling and communication systems for transit authorities are manufactured to specifications and require long lead times for production. If a subcontractor or supplier defaults, or if a supplier refuses or cannot do business with us, it could have a material adverse effect on our business, financial condition and results of operations.

   THE RAIL SYSTEM INDUSTRY IS CYCLICAL

   We derive a substantial portion of our revenue from public contracts, which we expect will constitute a relatively stable source of business due to funding provided by the Transportation Equity Act for the 21st Century. However, demand for rail system services and products could fluctuate in conjunction with overall economic conditions. In economic downturns, rail system operators may defer certain construction and rehabilitation projects and purchases of related products to conserve cash in the short term. Reductions in freight traffic due to economic downturns or other factors may also reduce demand for our construction and rehabilitation services and related products. In economic upturns, railroads, particularly Class I railroads, experience heavier traffic demands that can cause problems associated with congestion. The operational problems related to congestion have an unpredictable impact on railroad expenditures for construction and rehabilitation services and related products, including those we provide. During periods of peak usage, rail system owners may defer certain expenditures because they may need to address operational challenges these conditions cause. Other issues, such as the possibility of heightened government regulation during periods of congestion and the internal challenges of managing railroad operations as the Class I railroads continue to consolidate, may exacerbate the effects of these uncertainties.

   WE ARE EXPOSED TO DOWNTURNS IN COMMERCIAL CONSTRUCTION

   We derive a significant portion of our revenue from installation of electrical systems in newly constructed or renovated commercial buildings and power and industrial plants. The demand for electrical installation services is affected by fluctuations in the level of new construction and renovation of commercial buildings. These fluctuations reflect the cyclical nature of the construction industry and depend upon general economic conditions, changes in interest rates and other related factors. Downturns in levels of commercial construction and renovation could have a material adverse effect on our business, financial condition and results of operations.


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   Further, our electrical installation business is focused in the northeastern United States and is therefore particularly susceptible to economic downturns in that region.

   OUR WORKFORCE IS UNIONIZED

   As of December 31, 1999, approximately 55% of our employees were covered under collective bargaining agreements. In June 1994, one of our operating companies was affected by a one-week work stoppage by the United Brotherhood of Teamsters. We cannot assure you that future work stoppages will not affect us. In addition, labor agreements are generally negotiated on an industry-wide basis and the terms and conditions of future labor agreements could be beyond our control. We may be subject to terms and conditions in future labor agreements that could have a material adverse effect on our business, financial condition and results of operations.

   WE ARE SUBJECT TO EXTENSIVE ENVIRONMENTAL AND GOVERNMENT REGULATION

   Our operations are subject to extensive federal, state and local regulation under environmental laws and regulations. Among other things, these laws and regulations cover emissions to the air, discharges to waters and the generation, handling, storage, transportation, treatment and disposal of waste, underground and aboveground storage tanks and remediation of soil and groundwater contamination. Environmental liability can extend to previously owned or operated properties, leased properties and properties owned by third parties, as well as to properties currently owned and used by us. Environmental liabilities may also arise from claims asserted by adjacent landowners or other third parties in toxic tort litigation. We could incur significant ongoing costs associated with environmental regulatory compliance. Further, we sometimes use hazardous materials in connection with our operations. Although we believe that we materially comply with all of the various environmental regulations applicable to our business, we cannot assure you that requirements will not change in the future or that we will not incur significant costs to comply with such requirements.

   In addition to safety, health and other regulations of general applicability, our operations may be significantly affected by regulations of the Surface Transportation Board, the Federal Railroad Administration, the Occupational Safety and Health Administration, state departments of transportation and other state and local regulatory agencies. Changes in regulation of the rail and transit industries through legislative, administrative, judicial or other action could have a material adverse effect on our business, financial condition and results of operations.

   WE ARE DEPENDENT ON KEY PERSONNEL

   Our success depends to a significant extent upon the efforts and abilities of John G. Larkin, Chairman of the Board and Chief Executive Officer, and Michael R. Azarela, Executive Vice President and Chief Financial Officer. We also rely on senior management of our operating companies. While we have entered into employment agreements with Messrs. Larkin and Azarela and certain senior managers of the operating companies, we cannot be sure that such individuals will remain with us throughout the terms of their agreements, or thereafter. Further, we likely will depend on the senior management of any significant businesses we acquire in the future. The loss of the services of one or more of these key employees before we are able to attract and retain qualified replacement personnel could have a material adverse effect on our business, financial condition and results of operation.